UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2012

USChina Taiwan, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-165526 (Commission File Number)	27-2039490 (I.R.S. Employer Identification No.)

USChina Taiwan, Inc. c/o Public Equity Group Inc 9900 Corporate Campus Dr. Suite 3000 Louisville, KY 40223 (Address of principal executive offices) (zip code)

(502) 657-6005 (Registrant’s telephone number, including area code)

________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

   On December 31, 2012, Ching-Sang Hong agreed to resign from his positions as Chairman, President, Chief Executive Officer and Chief Financial Officer effective immediately, and agreed to resign from his position as a director of USChina Taiwan, Inc., a Nevada corporation (the “Company”), effective upon the termination of the ten day waiting period mandated by Rule 14f-1 under the Securities Exchange Act of 1934, as amended. In addition, Andrew Chien, Secretary of the Company, agreed on December 31, 2012 to resign from his position effective immediately. Ching-Sang Hong and Andrew Chien did not resign from their position because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. JaeChan Kim was appointed to the office of Chairman, President, Chief Executive Officer, Chief Financial Officer and Secretary, and as a director on December 31, 2012, effective immediately, to fill the vacancies caused by Ching-Sang Hong’s and Andrew Chien’s resignations. As a result of JaeChan Kim’s appointment to the Board of Directors, the Company currently has two directors and there has not been a change in the majority of the Board prior to the mailing to shareholders of the Information Statement on Schedule 14F-1 and the ten day notice period which the mailing of the Schedule 14F-1 commences.

Mr. JaeChan Kim, 73, in addition to the offices described above, is the Chief Executive Officer of RadTek Co., Ltd in their Korean and worldwide operations. He has a vast background in business development and. His experiences include being the General Manager of Statistics and Planning for the Armed Forced Combined Hospital in Kwangju, Korea, Company Commander of Homeland Reserve Forces at the School of Medical & Science at Cheonnam National University, Kwangju, Korea. Director of General Affairs and Accounting for Korea Rural Community Corporation and Director of Accounting for Sinbaram Travel Agency. He is a graduate of Chosun University College of Law, South Korea.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 28, 2013	USChina Taiwan, Inc.

/s/ Jae Chan Kim
Jae Chan Kim
President and Chief Executive Officer